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                                                                   EXHIBIT 10.42

                         SUMMARY OF EXECUTIVE BONUS PLAN
                            ASYST TECHNOLOGIES, INC.

      Our Executive Bonus Plan is a variable incentive compensation program pursuant to which our officers and other senior managers may be awarded compensation in addition to their base salary. The actual incentive award depends on the extent to which the Company determines that articulated objectives have been achieved. The Compensation Committee of the Asyst Board of Directors administers the Plan, including establishing company and individual performance objectives for each executive officer and determining the individual's performance against those objectives.